EXHIBIT 10.30

                              AMENDMENT AND WAIVER
                                    AGREEMENT

     THIS AMENDMENT AND WAIVER AGREEMENT (this "Agreement") is entered into as of August 6, 2003 between AURA SYSTEMS, INC., a Delaware corporation (the "Company"), and KOYAH LEVERAGE PARTNERS, L.P. and KOYAH PARTNERS, L.P. each a Delaware limited partnership (collectively the "Lenders").

     WHEREAS, in connection with loans to the Company by the Lenders, the Company and the Lenders entered into an Agreement dated as of July 24, 2003 (the "Agreement"), the Company executed in favor of the Lenders four Convertible Promissory Notes (collectively, the "Notes") dated July 24, 2003, the Company executed in favor of Koyah Leverage Partners, L.P. (as collateral agent for the Lenders) a Security Agreement dated as of July 24, 2003 (the "Security Agreement" and together with the Agreement and the Notes, the "Transaction Documents");

     WHEREAS, the Company has requested that the Lenders amend or waive certain provisions of the Transaction Documents and the parties wish to correct or clarify certain other provisions of the Transaction Documents; and

     WHEREAS, the parties are entering into this Agreement to provide for such amendments and waivers, on the terms and conditions set forth herein.

     NOW, THEREFORE, for valuable consideration, the receipt of which is hereby acknowledged, the parties do hereby agree as follows:

1. Section 1(g)(ii) of Agreement.

     The Lenders hereby waive any breach of the Company's representation and warranty contained in Section 1(g)(ii) of the Agreement arising from the existing defaults set forth under the heading "Defaults" in the Schedule of Exceptions attached to this Agreement, so long as any creditor involved in such defaults takes no further actions and exercises no further remedies to collect on the obligations involved or enforce its related rights and the Company otherwise remains in compliance with all of the provisions of the Transaction
Documents (as modified by the amendments and waivers set forth in this Agreement) and this Agreement.

     2. Section 1(i) of Agreement.

     The Lenders hereby waive any breach of the Company's representation and warranty contained in Section 1(i) of the Agreement arising from the existing liens set forth under the heading "Liens" in the Schedule of Exceptions attached to this Agreement, so long as any creditor involved in such defaults takes no further actions and exercises no further remedies to collect on the obligations involved or enforce its related rights and the Company otherwise remains in compliance with all of the provisions of the Transaction Documents (as modified by the amendments and waivers set forth in this Agreement) and this Agreement.

     3. Section 3(l) of Agreement.

     The word "rulers" contained in the first sentence of Section 3(l) of the Agreement hereby is amended to read "rules".


     4. Section 3 of Notes.

     Section 3 of each Note hereby is amended in its entirety to read as follows:

     In light of the conversion feature of this Note and to protect Lender's right of conversion hereunder, Borrower shall not have the right to prepay the outstanding principal balance of this Note or accrued interest thereon, in whole or in part, prior to the Maturity Date without the prior written consent of Lender; provided, however, that Borrower may prepay such principal balance or accrued interest, in whole only, prior to the Maturity Date without such consent if Borrower (i) gives Lender twenty (20) days prior written notice of such prepayment and (ii) together with and at the time of such prepayment, pays Lender a fee equal to twenty percent (20%) of the outstanding principal balance as compensation to Lender for the loss of its continued conversion rights (which fee Lender shall have the right, at its option, to convert pursuant to Section 9 below in lieu of payment thereof in the same manner as principal, interest or other amounts payable under this Note). The parties acknowledge and agree that the damages suffered by Lender in the event of the loss of its continued conversion right is difficult to determine and that the parties have set such fee as liquidated damages in an amount that they believe reasonably estimates such damages.

     5.  Section 5 of Notes.

     Section 5 of each Note hereby is amended in its entirety to read as set forth below:

     If any payment of principal or interest under this Note shall not be made within five (5) days after the due date, this Note shall bear interest (after as well as before judgment) at a rate of five percent (5%) per annum above the rate of interest which would otherwise have been payable under this Note or the maximum rate of interest permitted to be charged by applicable law, whichever is less.

     6. Section 9 of Notes.

     The first sentence of Section 9 of each Note hereby is amended to add ", fees" after the words "accrued interest" contained in such Section.

     7. Section 13(b) of Notes.

     The Lenders  hereby  waive any breach of the event of default  contained in
Section 13(b) of each Note arising from the existing defaults set forth under the heading "Defaults" in the Schedule of Exceptions attached to this Agreement, so long as any creditor involved in such defaults takes no further actions and exercises no further remedies to collect on the obligations involved or enforce its related rights and the Company otherwise remains in compliance with all of the provisions of the Transaction Documents (as modified by the amendments and waivers set forth in this Agreement) and this Agreement.

     8. Section 13(d) of Notes.

     The Lenders  hereby  waive any breach of the event of default  contained in
Section 13(d) of each Note arising from the existing liens set forth under the heading "Liens" in the Schedule of Exceptions attached to this Agreement, if any, which may cover collateral under the Security Agreement and have priority under applicable law over the security interest of the Security Agreement, so long as the Company otherwise remains in compliance with all of the provisions of the Transaction Documents (as modified by the amendments and waivers set forth in this Agreement) and this Agreement.

     9. Section 16(g) of Notes.

     Section 16(g) of each Note hereby is amended to add at the end of such Section a new sentence which reads as follows:

     The parties acknowledge that Borrower currently does not have any authorized but unissued shares of its common stock available for issuance and Borrower hereby agrees to use its best efforts to take action to call a shareholder meeting and increase its authorized but unissued common stock as soon as practicable.

     10. Section 16(i) of Notes.

     Section 16(i) of each Note hereby is amended to delete the words "of Common Stock".

     11. Section 3.5 of Security Agreement.

     The third sentence of Section 3.5 of the Security Agreement hereby is amended to read as follows:

     Promptly upon request of the Secured Party, the Debtor shall deliver and turn over to the Secured Party copies of all books and records pertaining to the Collateral.

     12. Section 3.6 of Security Agreement.

     The Lenders hereby waive any breach of the Company's  covenant contained in
Section 3.6 of the Security Agreement arising from the existing liens set forth under the heading "Liens" in the Schedule of Exceptions attached to this Agreement, so long as the Company otherwise remains in compliance with all of the provisions of the Transaction Documents (after giving effect to the amendments and waivers set forth in this Agreement) and this Agreement.

     13. Section 4.1 of Security Agreement.

     The Lenders hereby waive any breach of the Company's representation and warranty contained in Section 4.1 of the Security Agreement arising from the existing liens set forth under the heading "Liens" in the Schedule of Exceptions attached to this Agreement, so long as the Company otherwise remains in compliance with all of the provisions of the Transaction Documents (after giving effect to the amendments and waivers set forth in this Agreement) and this Agreement.

     14. Reaffirmation and Survival of Representations.

     The Company hereby re-affirms and re-makes all of the representations and warranties contained in the Transaction Documents as of the date hereof (as modified by the amendments and waivers set forth in this Agreement), and such representations and warranties shall survive the closing of the transactions contemplated by the Transaction Documents and this Agreement.

     15. Amendments and Waivers.

     Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Lenders in the case of an amendment and only with the written consent of the waiving party in the case of a waiver.

     16. Entire Agreement.

     This Agreement, together with the Transaction Documents, constitute the entire agreement of the parties concerning the subject matter hereof and thereof, all prior discussions, proposals, negotiations and understandings having been merged herein and therein. Except as specifically modified by this Agreement, the Transaction Documents shall remain unchanged and in full force and effect.

     17. Successors.

     This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and the Lenders. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as may be expressly provided in this Agreement.

     18. Severability.

     If any part of this Agreement is determined to be illegal or unenforceable, all other parts shall remain in full force and effect.

     19. Attorneys' Fees.

     The  Company  shall  pay  the  reasonable   attorneys'   fees,   costs  and
disbursements of the Lenders in enforcing any terms of this Agreement, whether or not any action at law or in equity is brought.

     20. Governing Law.

     The Agreement shall be governed by and construed and interpreted in accordance with the law of the State of Washington, without regard to that state's conflict of laws principles. All disputes between the parties hereto, whether sounding in contract, tort, equity or otherwise, shall be resolved only by state and federal courts located in Spokane, Washington, and the courts to which an appeal therefrom may be taken. All parties hereto waive any objections to the location of the above referenced courts, including but not limited to any objection based on lack of jurisdiction, improper venue or forum non-conveniens. Notwithstanding the foregoing, any party obtaining any order or judgment in any of the above referenced courts may bring an action in a court in another jurisdiction in order to enforce such order or judgment.

     21. Miscellaneous.

     Any notice under this Agreement shall be given in writing and shall be addressed to the party to be notified at the address indicated below, or at such other address as such party may designate by written notice to the other party.

                                    Aura Systems, Inc.
                                    2335 Alaska Avenue
                                    El Segundo, CA  90245
                                    Attn:   Neal Meehan
                                    Fax:    310-643-8719

                                    Koyah Leverage Partners, L.P.
                                    c/o ICM Asset Management, Inc.
                                    601 West Main Avenue, Suite 600
                                    Spokane WA 99201
                                    Attn: Robert Law
                                    Fax:  509-444-4500

                                    Koyah Partners, L.P.
                                    c/o ICM Asset Management, Inc.
                                    601 West Main Avenue, Suite 600
                                    Spokane WA 99201
                                    Attn: Robert Law
                                    Fax:  509-444-4500

     22. The Company shall pay the costs and expenses of legal counsel to the Lenders in connection with the negotiation, execution and delivery of this Agreement, the Transaction Documents, and any other related agreements with the Lenders as well as the consummation of the transactions contemplated by and the administration of such agreements and any amendments or waivers of such agreements. The Company shall pay such costs and expenses immediately upon submittal, and the Lenders may apply any retainer held by them or their legal counsel against such costs and expenses. Alternatively, the Lenders may deduct some or all of such costs and expenses from the proceeds of the loans from the Lenders when disbursing such loans and/or pay such costs and expenses directly and then the amounts so paid shall constitute advances made under the Notes. Notwithstanding that the Company is paying such costs and expenses, the Company acknowledges and agrees that such legal counsel is representing only the Lenders, and not the Company.





                  [Remainder of Page Intentionally Left Blank]

               [Signature Page to Amendment and Waiver Agreement]

     ORAL  AGREEMENTS OR ORAL  COMMITMENTS TO LOAN MONEY,  EXTEND CREDIT,  OR TO
     FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.


     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first set forth above.


                  AURA SYSTEMS, INC.

           By:  /s/ Neal F. Meehan
         Name:  Neal F. Meehan
        Title:  Chairman & Chief Executive Officer

                KOYAH LEVERAGE PARTNERS, L.P.

           By:  Koyah Ventures LLC, its general partner

           By:  /s/ Robert J. Law
         Name:  Robert J. Law
        Title:  Vice President


                KOYAH PARTNERS, L.P.

           By:  Koyah Ventures LLC, its general partner

           By:  /s/ Robert J. Law
         Name:  Robert J. Law
        Title:  Vice President

                             Schedule of Exceptions


Liens

     1. El Segundo real property and facilities are subject to a security interest related to mortgage financing and a pending sale/leaseback transaction.

     2. Note receivable for approximately $1,000,000 under the Alpha Ceramics purchase agreement has been assigned as collateral to the purchasers in such sale/leaseback transaction.

     3. Security interest in 177,000 shares of Telemac Corporate held as a long-term investment has been granted to a lender to secure a $200,000 note issued in May 2003.

Defaults

     1. Shareholder litigation (Barovich/Chiau et al) judgment settlement for approximately $789,000 is in default. In April 2003, this creditor served Writs of Execution against one of the Company's bank accounts but has taken no further action.

     2. Convertible notes issued in August - October 2002 for a total principal amount of $625,000 are or may be in default.